Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1993 Stock Incentive Plan, the 2003 Stock Incentive Plan, and the Amended and Restated 1995 Employee Stock Purchase Plan, of LeCroy Corporation, of our report dated July 31, 2002, with respect to the consolidated financial statements and schedule of LeCroy Corporation included in its Annual Report (Form 10-K/A) for the year ended June 30, 2003 filed with the Securities and Exchange Commission on February 9, 2004.


/s/ Ernst &Young LLP


MetroPark, New Jersey
March 3, 2004